Exhibit 99.1

             Red Hat Continues Scale Out of Open Source Architecture
                            with Sistina Acquisition

    RALEIGH, N.C.--(BUSINESS WIRE)--xx--Red Hat, Inc. (Nasdaq:RHAT), the world's premier open source solution provider to the enterprise, today announced that it has entered into a definitive agreement to acquire Sistina Software, a leading storage infrastructure software company. Concurrent with Red Hat's Open Source Architecture strategy, the acquisition will provide Enterprise Linux customers a path to virtualization and vendor-independent storage solutions.
    "With enterprise class storage management capabilities in place, Linux operating environments look more trustworthy than ever," said John Webster of the Data Mobility Group(1). Sistina is a leader in what industry data estimate a $2 billion storage infrastructure marketplace.
    Sistina's storage infrastructure software is the foundation for building, integrating and deploying data-sharing storage solutions across the enterprise. Solutions include:

    -- Sistina GFS, the industry's most advanced and mature scalable file system

    -- Logical Volume Manager (LVM), a major building block in Linux that enables enterprise-level disk volume management by grouping arbitrary physical disks into virtual disk volumes

    -- Sistina GFS for Oracle9i RAC, a solution designed to specifically reduce the complexity of implementing and maintaining an Oracle9i RAC system

    "The acquisition of the Sistina technology and world class development team, in close collaboration with the open source community, will greatly accelerate the availability and advancement of open source storage solutions for the enterprise," said Paul Cormier, Executive vice president of Engineering at Red Hat.
    Sistina's engineering team, consisting of industry experts in clustering and virtualization, will augment Red Hat's development efforts. The integrated team will work to make all of Sistina's technologies open source and available as a part of a subscription in the first half of 2004. Red Hat's acquisition of Sistina is expected to be completed in early January at a purchase price of approximately $31M to be paid through issuance of Red Hat common stock.

    About Red Hat

    Red Hat is the world's premier open source and Linux provider. Red Hat is headquartered in Raleigh, N.C. and has offices worldwide.
Please visit Red Hat on the Web at http://www.redhat.com

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, management's plans and objectives for future operations, and management's assessment of market factors, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties include, without limitation, reliance upon strategic relationships, management of growth, the possibility of undetected software errors, the risks of economic downturns generally, and in Red Hat's industry specifically, the risks associated with competition and competitive pricing pressures, the viability of the Internet, and other risks detailed in Red Hat's filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's Web site at http://www.sec.gov

    (1)Data Mobility Group Research Brief, "Storage to Drive Linux into the Data Center", February, 2003


    CONTACT: Red Hat, Inc.
             Leigh Day, 919-754-3700 ext. 44369
             lday@redhat.com